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                           DEBT SETTLEMENT AGREEMENT


THIS AGREEMENT is dated for reference the 30th day of November, 1999,

BETWEEN:

               DRUMMOND FINANCIAL CORPORATION,
               c/o 1250 - 400 Burrard Street, Vancouver, B.C.

               (hereinafter referred to as the "Creditor")

                                     OF THE FIRST PART

AND:

               ICHOR CORPORATION, of 300 Oxford Drive,
               Suite 200, Monroeville, PA 15146-2343

               (hereinafter referred to as the "Corporation")

                                     OF THE SECOND PART


WHEREAS:

A. The Corporation is indebted to the Creditor and the Creditor has agreed to accept payment of the said indebtedness in the amount of $972,060.00 (the "Indebtedness") by delivery of 5% Cumulative Convertible Redeemable Preferred Shares, Series 2 of the Corporation having rights, privileges, restrictions and conditions which substantially conform to those contemplated by Schedule "A" hereto (the "Preferred Shares") as hereinafter set forth;

B. The Creditor has agreed to accept the issuance of Preferred Shares in the capital of the Corporation at a deemed price of $10.00 per Preferred Share in full discharge and complete satisfaction of the Indebtedness and to grant the Corporation a release on receipt of the Preferred Shares;

NOW THEREFORE this agreement witnesseth that in consideration of the premises and the mutual covenants and agreements hereinafter contained and the sum of $10.00 paid by each party to the other (the receipt of which is hereby acknowledged) and other good and valuable consideration the parties hereto COVENANT AND AGREE AS FOLLOWS:


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1.     Upon creation of the Preferred Shares, the Corporation shall forthwith issue and deliver a certificate representing the Preferred Shares to the Creditor in full settlement and satisfaction of the Indebtedness to the Creditor at the address first above written.

2. The Creditor hereby covenants with the Corporation that he will accept the issuance and delivery of a certificate representing the Preferred Shares from the Corporation at any time up to 5:00 p.m. on or before the 31st day of December, 1999 in full settlement and satisfaction of the Indebtedness, and hereby absolutely releases and fully discharges the Corporation from the Indebtedness. In the event that the Preferred Shares have not been delivered to the Creditor by December 31, 1999, the Creditor may, at its option, rescind this agreement, whereupon this agreement shall be terminated with effect from the date hereof.

3. The Creditor represents and warrants to the Corporation and covenants with the Corporation that:

       (a) it is a company duly incorporated and existing under the laws of its incorporating jurisdiction and at the closing date will have the power and capacity to own the Preferred Shares and to enter into this agreement and to carry out its terms and conditions to the full extent;

       (b) the acceptance of the Preferred Shares in lieu of payment has been validly authorized by all necessary corporate acts;

       (c) the Creditor is purchasing the Preferred Shares as principal and is not a partnership, syndicate, trust, or unincorporated organization;

       (d) the Creditor is, by virtue of its net worth and investment experience, or by virtue of consultation with or advice from a person who is not a promoter of the Corporation and is a registered adviser or registered dealer, able to evaluate the merits of the investment in the Preferred Shares based upon information requested of or presented by the Corporation;

       (e) the Creditor is not purchasing the Preferred Shares on the basis of any information respecting the Corporation not generally known save knowledge of this transaction;

       (f) due to the nature and stage of the Corporation's business and properties the Creditor acknowledges that an investment in the Preferred Shares must be considered speculative; and

       (g) the Creditor understands that the Preferred Shares have not been registered by the Corporation under the United States Securities Act of 1933 (the "1933 Act") and that the Corporation does not plan, and is under no obligation to provide for registration of the Preferred Shares in the future. Offer or sale of the Preferred Shares in the


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              United States or to a U.S. person would constitute a violation of United States law unless made in compliance with the registration requirements of the 1933 Act or pursuant to an exemption therefrom. The term "United States" means the United States of America and includes its territories, possessions and all areas subject to its jurisdiction; and the term "U.S. person" has the meaning as defined in Regulation S made under the 1933 Act.

4.     The Corporation represents and covenants, as the case may be, that:

       (a) it is duly incorporated and validly existing under the laws of the State of Delaware;

       (b) it has all necessary corporate authority to enter into this agreement and to effect the issuance of the Preferred Shares agreed to hereby; and

       (c) its shares trade through the National Association of Securities Dealers Automated Quotation System SmallCap market.

5. In exchange for the Preferred Shares, the Creditor hereby agrees not to commence any action or proceeding whatsoever against the Corporation including the filing of any charge, lien or encumbrance against the Corporation, its properties, or assets, existing or future during the term of this agreement and this agreement may be pleaded as a defence to any such action or proceeding commenced and shall deliver to the Corporation a release of any and all claims related to the subject matter hereof in a form reasonably satisfactory to the Corporation upon receipt of the Preferred Shares.

6.     Time is of the essence of this agreement.

7. This Agreement shall be governed and enforced in accordance with the laws of Switzerland, without regard to its conflict of laws and principles, and the parties hereto agree to submit any dispute hereunder to the jurisdiction of the courts of the Canton of Geneva.

8. All references to sums of money shall be deemed to refer to the legal tender of the United States unless otherwise specified.

9. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10. The parties hereto agree to execute such further and other agreements as may be necessary to give effect to the meaning and intent of this agreement.

11. This agreement may be executed in several parts in the same form and by facsimile and such parts as so executed shall together constitute one original document, and such parts, if more


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       than one, shall be read together and construed as if all the signing parties had executed one copy of the said agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this agreement as of the day and year first above written.

DRUMMOND FINANCIAL CORPORATION

By:     /s/ Michael J. Smith
   ------------------------------

Name:   Michael J. Smith
     ----------------------------

Title:  Director
      ---------------------------


ICHOR CORPORATION

By:     /s/ Roy Zanatta
   ------------------------------

Name:   Roy Zanatta
     ----------------------------

Title:  Director
      ---------------------------